Exhibit 5.1

111 N. Sixth Street
P.O. Box 679
Reading, PA 19603
(610) 478-2000
www.stevenslee.com

June 15, 2026

Osprey Acquisition Corp. III

1845 Walnut Street, Suite 1111

Philadelphia, PA 19103

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Osprey Acquisition Corp. III, a Cayman Islands exempt company (the “Company”), in connection with the registration by the Company with the United States Securities and Exchange Commission (the “Commission”) of units of the Company, including the underwriters’ over-allotment option (collectively the “Units”), with each Unit consisting of one Class A ordinary share of the Company, $0.0001 par value (the “Ordinary Shares”), and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share upon the consummation of an initial business combination (the “Share Warrants”), pursuant to a Registration Statement on Form S-1 initially filed by the Company with the Commission on the date hereof (as may be amended, the “Registration Statement”).

As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, agreements of the Company, forms of agreements and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed and not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that all Units will be issued and sold in the manner described in the Registration Statement. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

PENNSYLVANIA | NEW JERSEY | DELAWARE | NEW YORK | RHODE ISLAND | FLORIDA

A PROFESSIONAL CORPORATION

Osprey Acquisition Corp. III

June 15, 2026

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1. When the Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Act”), and when the offering is completed as contemplated by the Registration Statement, the Units will be legally binding obligations of the Company, enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the warrant agreement to be entered into by and between Continental Stock Transfer & Trust Company (“Continental”), as share warrants agent, and the Company (the “Warrant Agreement”).

2. When the Registration Statement becomes effective under the Act and when the Share Warrants underlying the Units are issued and delivered and paid for as part of the Units, as contemplated by the Registration Statement, such Share Warrants will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrant Agreement.

The opinions expressed above are limited to the federal laws of the United States of America as in effect and existing on the date hereof and, as to the Units and the Share Warrants constituting legally binding obligations of the Company, solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. No opinion is expressed with respect to the laws of any other jurisdiction or to the application of any such laws.

We consent to the reference to this opinion and to Stevens & Lee in the prospectus included as part of the Registration Statement (the “Prospectus”), and to the inclusion of this opinion as an exhibit to the Registration Statement. We further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Stevens & Lee P.C.
STEVENS & LEE P.C.